Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion and incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 10, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Hexcel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

PricewaterhouseCoopers LLP

Stamford, Connecticut

July 26, 2005